Filed pursuant to Rule 433
                                                          File No. 333-141613-06


       Update to Free Writing Prospectus dated August 20, 2007 (the "FWP")
                           Filed Pursuant to Rule 433
                      Registration Statement No. 333-141613


The collateral pool for the transaction has been changed in the following way:

      Summary Pool Information. Attachment A to this Update contains a list of Mortgage Loans that have been removed from the Mortgage Pool.

      Set forth below is certain updated summary information with regards to the Mortgage Pool:

      Collateral

      Mortgage Pool: 212 loans/244 properties/$2,084,362,285 cut-off date balance; Loan Group No. 1: 169 loans/188 properties/$1,585,984,055 cut-off date balance; and Loan Group No. 2: 43 loans/56 properties/$498,378,231 cut-off date balance.

      Loan Sellers: Column Financial, Inc. (86.1%), PNC Bank, National Association (9.2%), and NCB, FSB (4.7%).

      Property types:

      Mortgage Pool: Office 27.9%, Multifamily 24.5%, Retail 20.7%, Hotel 20.2%, Industrial 3.4%, Mixed Use 2.5%, Self-Storage 0.7%, Healthcare 0.1%; Loan Group No. 1: Office 36.7%, Multifamily 0.8%, Retail 27.2%, Hotel 26.5%, Industrial 4.5%, Mixed Use 3.3%, Self-Storage 0.9%, Healthcare 0.1%; and Loan Group No. 2:
Multifamily 100%, (Manufactured Housing 2.7%, Conventional 97.3%).

      Geographic concentration: California 29.7% (So. California 28.2%, No. California 1.5%), New York 16.7%, Texas 15.7%, Florida 5.8%, Illinois 3.3%, Maryland 2.5%, No others > 5%.

      DSCR/LTV (Weighted Average):

      Mortgage Pool: 1.33x/70.6%; Loan Group No. 1: 1.31x/69.8%; and Loan Group No. 2: 1.41x/73.1%.

      Mortgage Rate (Weighted Average):

      Mortgage Pool: 5.8395%; Loan Group No. 1: 5.8515%; and Loan Group No. 2:
5.8014%.

      Top 10 Loans: 45.4% of pool.

The structure for the classes of offered certificates in the transaction has been changed in the following way:

General

      The updated structure for the offered certificates is as follows:


                            Initial       Approximate                           Assumed
                           Principal      % of Total                            Weighted
                            Balance         Initial                              Average                           Expected
            Expected      or Notional      Principal     Approximate Credit       Life          Expected           Principal
 Class     Ratings (1)      Amount          Balance            Support         (years)(2)      Maturity(2)         Window(2)
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates:
  A-1        Aaa/AAA      $25,500,000        1.22%             30.00%             2.7           April 2012        10/07 - 4/12
  A-2        Aaa/AAA     $219,200,000       10.52%             30.00%             4.7          August 2012         4/12 - 8/12
  A-3        Aaa/AAA     $333,792,000       16.01%             30.00%             6.7           July 2014          5/14 - 7/14
 A-AB        Aaa/AAA      $36,935,000        1.77%             30.00%             7.0          August 2016         8/12 - 8/16
  A-4        Aaa/AAA     $565,719,000       27.14%             30.00%             9.7           July 2017          8/16 - 7/17
 A-1-A       Aaa/AAA     $277,907,000       13.33%             30.00%             7.5            May 2017         10/07 - 5/17
  A-M        Aaa/AAA      $50,000,000        2.40%             20.00%             9.9           July 2017          7/17 - 7/17
A-1-AM       Aaa/AAA     $158,436,000        7.60%             20.00%             9.8           July 2017          5/17 - 7/17
  A-J        Aaa/AAA      $50,000,000        2.40%             14.63%             9.9           July 2017          7/17 - 7/17
A-1-AJ       Aaa/AAA      $62,035,000        2.98%             14.63%             9.9           July 2017          7/17 - 7/17
 A-SP        Aaa/AAA                           N/A               N/A                                                   N/A

(1) These classes are expected to be rated by Moody's Investors Service and Standard & Poor's Ratings Services. "NR" means not rated.

(2) Assumes 0% CPR, no defaults, no extensions and ARD Loans (as described in the free writing prospectus) pay in full on their respective anticipated repayment dates. Otherwise based on "Modeling Assumptions" set forth in the free writing prospectus. Assumed weighted average life expressed in years.


Loan Groups

      For purposes of distributions to the Class A-1, A-2, A-3, A-AB, A-4, A-1-A, A-M, A-1-AM, A-J, and A-1-AJ Certificates, the mortgage loans will consist of two groups ("Loan Group No. 1" and "Loan Group No. 2" and each, a "Loan Group").

      Generally, principal and interest distributions relating to Loan Group No. 1 will be allocated to the Class A-AB Certificates (until its balance reaches a scheduled balance), then to the Class A-1, A-2, A-3, A-4, A-AB, A-M and A-J Certificates ("Certificate Group No. 1") sequentially. Generally, principal and interest distributions relating to Loan Group No. 2 will be allocated to the Class A-1-A, A-1-AM and A-1-AJ Certificates ("Certificate Group No. 2" or, along with Certificate Group No. 1, a "Certificate Group") sequentially.

Interest Distributions

      Subject to available funds, distributions of interest will be made with respect to the following classes of certificates in the following order on each distribution date: first, the Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates, pro rata and pari passu; second, the Class A-M and A-1-AM Certificates, pro rata and pari passu; third, the Class AJ and A-1-AJ, pro rata and pari passu; and then the respective remaining classes of certificates with principal balances, sequentially in alphabetical order of class designation. In general, payments of interest in respect of the Class A-1, A-2, A-3, A-AB, A-4, A-M and A-J Certificates will be made to the extent of available funds attributable to the mortgage loans in Loan Group No. 1; payments of interest in respect of the Class A-1-A, A-1-AM and A-1-AJ Certificates will be made to the extent of available funds attributable to the mortgage loans in Loan Group No.
2. However, if the funds available for those distributions of interest on any distribution date are insufficient to pay in full the total amount of interest to be paid with respect to any of the Class A-1, A-2, A-3, A-AB, A-4, A-1-A, A-M, A-1-AM, A-J, and/or A-1-AJ Certificates, then funds available for distribution will be allocated first to the Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates, pro rata, in accordance with their interest entitlements, without regard to Loan Groups, second to the Class A-M and A-1-M Certificates pro rata in accordance with their interest entitlements, without regard to Loan Groups, and third to the Class A-J and A-1-AJ Certificates pro rata in accordance with their interest entitlements, without regard to Loan Groups.


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

Principal Distributions

      Except as described below, principal will be distributed on each distribution date, to the extent of available funds, to the most senior class of sequential pay certificates outstanding until its certificate balance is reduced to zero. Payments of principal will generally be made, to the extent of available funds (i) to the Class A-AB Certificates (until the Class A-AB balance reaches a scheduled balance), then to the Class A-1, A-2, A-3, A-4, A-AB, A-M and A-J Certificates, in that order, in an amount equal to the funds received or advanced with respect to principal on mortgage loans in Loan Group No. 1 and, after the principal balances of the Class A-1-A, A-1-AM and A-1-AJ Certificates have been reduced to zero, the funds received or advanced with respect to principal on mortgage loans in Loan Group No. 2, and (ii) to the Class A-1-A, A-1-AM and A-1-AJ Certificates, in that order, in an amount equal to the funds received or advanced with respect to principal on mortgage loans in Loan Group No. 2 and, after the principal balance of the Class A-1, A-2, A-3, A-AB, A-4, A-M and A-J Certificates have been reduced to zero, the funds received or advanced with respect to principal on mortgage loans in Loan Group No. 1. If, due to losses, the principal balance of the non-offered Certificates is reduced to zero and (i) the Class A-J and A-1-AJ Certificates remain outstanding, and
(ii) any of the Class A-1, A-2, A-3, A-AB, A-4, A-1-A, A-M and A-1-AM Certificates remain outstanding, then any principal distributions will first be made to the Class A-1, A-2, A-3, A-AB, A-4, A-1-A, A-M and A-1-AM Certificates, in accordance with the general priority of distributions described above; until the principal balances of such more senior classes have been reduced to zero, then to the Class A-J and A-1-AJ Certificates on a pari passu and pro rata basis in accordance with the relative sizes of the respective then outstanding balances. If, due to losses, the principal balance of the non-offered Certificates and the Class A-J and A-1-AJ Certificates is reduced to zero and
(i) the Class A-M and A-1-AM Certificates remain outstanding, and (ii) any of the Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates remain outstanding, then any principal distributions will first be made to the Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates, in accordance with the general priority of distributions described above; until the principal balances of such more senior classes have been reduced to zero, then to the Class A-M and A-1-AM Certificates on a pari passu and pro rata basis in accordance with the relative sizes of the respective then outstanding balances. If, due to losses, the certificate balances of the Class A-M, A-1-AM, A-J and A-1-AJ Certificates are reduced to zero, payments of principal to the Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates (to the extent that any two or more of these classes are outstanding) will be made on a pro rata and pari passu basis.

Allocation of Losses

      Losses will be allocated to each class of certificates in reverse order of priority starting with the non-offered certificates, then to the Class A-J and A-1-AJ Certificates on a pro rata basis, then to the Class A-M and A-1-AM Certificates on a pro rata basis. Any remaining losses will be allocated to Class A-1, A-2, A-3, A-AB, A-4 and A-1-A Certificates on a pro rata basis.

      The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-141613. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

      This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

      The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have


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

characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

      A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

      Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.













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